Exhibit 5.3

May 15, 2013

Ducommun Incorporated

23301 Wilmington Avenue

Carson, California, 90745-6209

Re:	Ducommun Incorporated – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Arizona counsel to Ducommun LaBarge Technologies, Inc., an Arizona corporation (“DLTI”), a subsidiary of Ducommun Incorporated, a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of, among other things, up to $500 million aggregate initial offering price of (i) the Company’s debt securities (the “Debt Securities”), and (ii) guarantees of the Debt Securities by certain subsidiaries of the Company, including DLTI (the “Debt Securities Guarantees”; which collectively with the Debt Securities are referred to in this letter as the “Securities”). You have requested our opinion about certain matters of Arizona law.

1. Documents Reviewed. For purposes of this opinion, we have examined the following documents (collectively, the “DLTI Entity Documents”):

1.1 Articles of Incorporation of DUC Acquisition Corp. filed with the Arizona Corporation Commission (“ACC”) on June 21, 1996, as certified by the ACC on March 14, 2013, as amended and/or affected by: (a) Articles of Amendment to the Articles of Incorporation of DUC Acquisition Corp. filed with the ACC on June 28, 1996, as certified by the ACC on March 14, 2013, (b) Articles of Merger of Sheet Metal Specialties Company and MechTronics of Arizona Corp. filed with the ACC on March 31, 2000, as certified by the ACC on March 14, 2013, (c) Articles of Amendment to the Articles of Incorporation of MechTronics of Arizona Corp. filed with the ACC on December 5, 2003, as certified by the ACC on March 14, 2013, (d) Articles of Merger of Ducommun Technologies, Inc., a California corporation, into Ducommun Technologies, Inc., an Arizona corporation, as filed with the ACC on December 22, 2003, as certified by the ACC on March 14, 2013, (e) Articles of Merger of Wisewave Technologies, Inc., with and into Ducommun Technologies, Inc., as filed with the ACC on July 10, 2006, as certified by the ACC on March 14, 2013, and (f) Articles of Amendment to the Articles of Incorporation of Ducommun Technologies, Inc., as filed with the ACC on August 1, 2011, as certified by the ACC on March 14, 2013.

Ducommun Incorporated

May 15, 2013

1.2 Bylaws for the Regulation of Ducommun Technologies, Inc., dated as of May 3, 2006, as amended and affected by Action Taken by Written Consent of the Sole Shareholder of Ducommun LaBarge Technologies, Inc. executed by the sole shareholder of DLTI as of June 23, 2011.

1.3 Good Standing Certificate of DLTI issued by the ACC as of May 7, 2013.

1.4 Action by Unanimous Written Consent of the Appropriate Governing Body of Certain Subsidiaries of Ducommun Incorporated, including the Board of Directors of DLTI, dated May 6, 2013.

1.5 Officers’ Certificate of DLTI dated as of even date herewith.

The Registration Statement, the Debt Securities and the Debt Securities Guarantees, together with the DLTI Entity Documents, are referred to collectively in this letter as the “Transaction Documents”.

2. Opinions. Based on the foregoing, and subject to the assumptions and qualifications set forth below, it is our opinion that:

2.1 DLTI is a corporation duly organized and validly existing under the laws of the State of Arizona.

2.2 DLTI has the requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Debt Securities Guarantees and any related collateral documents that may be issued under the Registration Statement.

3. Assumptions. In rendering the foregoing opinions we have assumed:

3.1 The genuineness of all signatures not witnessed, the authenticity of all Transaction Documents submitted as originals, and the conformity to originals of all Transaction Documents submitted as copies.

3.2 The legal capacity of all natural persons executing the Transaction Documents.

3.3 No fraud, duress or mutual mistake of fact exists with relation to the execution, acknowledgment, delivery, recordation, or filing of the Transaction Documents.

3.4 That DLTI has paid all income taxes, fines, jeopardy, or fraud assessments, and interest due from it and payable to the State of Arizona.

4. Qualifications, Limitations and Disclaimers. The opinions set forth above are subject to the following qualifications and limitations.

4.1 This opinion covers only the specific issues that are expressly described in this letter. We express no opinion as to the enforceability of the Registration Statement, the Securities or any other document or transaction referred to therein.

Ducommun Incorporated

May 15, 2013

4.2 We have not reviewed the Registration Statement or the Securities. We have not examined whether DLTI will receive adequate value and consideration in connection with any issuance of the Securities. We assume that the Securities will be enforceable in accordance with their terms.

4.3 Our opinions are limited to the corporate laws of the State of Arizona applicable to the opinions given in this opinion letter. We have not examined, and we do not opine, as to the law of any other jurisdiction, whether applicable directly or through Arizona corporate law.

4.4 The opinions expressed in this letter are based upon the law and facts in effect on the date of this opinion letter, and we assume no obligation to update, revise or supplement this opinion if the law is changed by legislative action, judicial decision or otherwise, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

4.5 You have informed us that you intend to issue Securities from time to time on a delayed or continuous basis, and we understand that prior to issuing any Debt Securities Guarantees pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Debt Securities Guarantees are to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion as we may reasonably consider necessary or appropriate.

4.6 We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Kutak Rock LLP
Kutak Rock LLP